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                                                                   Exhibit 10.01

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") has been made and entered into as of the 29th day of July, 1999, by and between Old National Bancorp (the "Company") and James R. Schrecongost (the "Executive"). At the Effective Time (as defined below), this Agreement shall terminate the Amended and Restated Employment Agreement, dated May 10, 1999 (the "ANB Employment Agreement"), by and between the Executive and ANB Corporation (the "Target"), pursuant to the terms of Section 20 of this Agreement.

         WHEREAS, the Company and Target are entering into an Agreement of Affiliation and Merger on July 29, 1999 (the "Merger Agreement"), whereby the Target will be merged with and into the Company (the "Merger");

         WHEREAS, the Company and the Executive are entering into this Agreement on the date set forth above, but this Agreement is contingent on the consummation of the Merger.

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agree as follows:

         Section 1. Operation of Agreement.

         This Agreement shall be effective and operative from and after the "Effective Time" (as defined in the Merger Agreement) (the "Effective Date").

         Section 2. Employment: Period of Employment.

         A. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to become employed by the Company, upon and subject to the terms and conditions set forth herein.

         B. The Company shall employ the Executive on a full-time basis during his employment hereunder (the "Period of Employment"), which shall be deemed to have commenced on the Effective Date and which shall end two (2) years from the Effective Date (the "Term").



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         Section 3. Position, Duties; Responsibilities.

         The Executive shall serve as Chairman of Old National Trust Company; Chairman of Old National Trust Company-Illinois; Chairman of Old National Trust Company-Kentucky, each a wholly-owned subsidiary of the Company; and Chairman of American National Trust and Investment Management Company, and shall have such commensurate responsibilities, duties and authority as may from time to time be reasonably assigned to the Executive by the Chief Executive Officer or the Chief Operating Officer of the Company. The Executive shall serve as a Member of the Chairman's Committee of Old National Bancorp while employed by the Company. The Executive shall devote substantially all his business efforts, time, energy and skill during reasonable business hours to the service of the Company and shall not engage in any other related business. The Executive's office shall be located at the Company's regional office, which shall be located in Muncie, Indiana. Without his consent, the Executive will not be required to relocate outside of Muncie, Indiana.

         Section 4. Compensation and Related Matters.

         A. For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive officer, director, or member of any committee of the Company or of any other subsidiary, division, or affiliate of the Company, the Executive shall be paid as compensation:

              (1.) Salary. During the Period of Employment, the Company shall pay him an annual base salary at a rate of $255,000 (Two Hundred Fifty-Five Thousand and No/100 Dollars) per year, such salary to be paid in substantially equal payments in accordance with the Company's practices for other executive employees in effect from time to time. Such annual salary shall be subject to increase annually (generally, effective the first pay period in January) at the discretion of the Chief Executive Officer of the Company, taking into account the Executive's performance of his duties during the preceding year and other relevant factors, and subject to the approval of the Company's Board of Directors ("Board") Compensation Committee.

              (2.) Incentives. The Company shall grant to the Executive, executive performance awards, stock options, stock appreciation rights, bonuses, and other incentive grants ("Incentive Compensation Awards") at least in equal amount, and of substantially the same kind and subject to substantially the same terms and conditions, as those awarded to each other executive of the Company during the Term, under all executive compensation plans, programs, and policies existing on the Effective Date and all such plans, programs, and policies that may thereafter be adopted for the benefit of executives of the Company or employees of the Company generally.



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              (3.) Signing Bonus. The Company shall pay in cash to the Executive a "signing bonus" in an amount equal to $875,000.00 (Eight Hundred Seventy-Five Thousand and No/100 Dollars), payable within five (5) days following the Effective Date. In addition to the aforementioned
         "signing bonus", in the event that the Executive: (i) remains employed by the Company until the expiration of the Term; (ii) is terminated by the Company without Cause (as defined below) during the Term; or (iii) for any reason, terminates his employment at any time following the first anniversary of the Effective Date, the Company shall pay to the Executive a "retention bonus" in an amount equal to $65,000.00 (Sixty-Five Thousand and No/100 Dollars) (the "Retention Bonus"), payable within five (5) days following the Executive's termination of employment with the Company or expiration of the Term. In the event that the Company terminates the Executive's employment for Cause at any time during the first year following the Effective Date, the Executive shall not be entitled to receive nor shall the Company be required to pay the Retention Bonus to the Executive.

                   (a) For purposes of this Section 4(A)(3), the term "Cause"
              shall mean: (i) willful and continued failure by the Executive to substantially perform his duties hereunder other than any such failure resulting from the Executive's incapacity due to physical or mental illness which continues after the Company has given Executive written notice of the same; (ii) willful engaging by the Executive in an act of fraud, misappropriation, dishonesty, embezzlement, or similar conduct involving the Company; (iii) conviction of a felony or any crime involving moral turpitude or any event requiring the consent of the Federal Deposit Insurance Company; (iv) engaging in other serious misconduct of such a nature that the continued employment of the Executive may reasonably be expected to materially and adversely affect the business or properties of the Company. For purposes of this Subsection, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of the Chief Executive Officer of the Company or based on the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

                   The cessation of employment of the Executive shall not be
              deemed to be for "Cause" unless and until there shall have been delivered to the Executive a Notice of Termination (as defined below) and a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board (excluding the Executive if he is a member of the Board) at a meeting of the Board called and held for such purposes (after reasonable notice is provided to the


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              Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in (i), (ii), (iii), or (iv) above, and specifying the particulars thereof in detail.

         B. Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under all employee benefit plans, arrangements and perquisites made available by the Company now or in the future to its executives and key management employees, subject to and on a basis consistent with the terms conditions and overall administration of such plans, arrangements and perquisites. Without limiting the foregoing, the Company agrees to pay Executive's initiation fee and monthly dues to the Delaware Country Club so long as Executive utilizes such membership primarily in furtherance of his duties under this Agreement. In addition, the Company agrees to provide the Executive with a company vehicle with a value up to $36,000.00 (Thirty-Six Thousand and No/100 Dollars). Use of the vehicle and other conditions are subject to the Company Vehicle Policy. The Executive shall be provided a copy of the Vehicle Policy prior to the Effective Date. Nothing paid to the Executive under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation payable to the Executive pursuant to this Section 4.

         In addition to the benefits that Executive shall be entitled to participate in or receive benefits under, Company shall continue to carry Executive's life insurance policy in the amount of $600,000.00 (Six Hundred Thousand and No/Dollars) for which Company shall pay all policy premium amounts during the Term subject to a refund to the Company of the total dollar premium paid over the life of the policy upon Executive's employment with the Company during the Term. At such times as shall be necessary and in accordance with the Target's past practices, the Company shall also pay to the Executive an amount to enable him to pay all federal, state or local income taxes incurred with respect to such life insurance policy.

         C. Vacation. The Executive shall be entitled to the number of vacation days in each calendar year determined in accordance with the Company's vacation plan or policy in effect from time to time for their executives generally. The Executive shall also be entitled to all paid holidays given by the Company to their executives.

         D. Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expense of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and approved by the Board.



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         Section 5. Termination by the Company.

         A. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 10, 11 and 12 hereof, the Executive's employment under this Agreement may be terminated by the Company upon thirty (30) days prior written notice to the Executive, with or without Cause. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision of this Agreement relied upon, (b) sets forth the specific facts and circumstances (including specific acts and omissions by the Executive) claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and
(c) specifies the Termination Date (as defined below).

         B.   Death. The Executive's employment shall terminate upon his death.

         C. Termination Date. The effective date of the Executive's termination from employment, whether for death or with or without cause, shall be referred to as the "Termination Date" (which date shall not be less than 30 days after receipt of such Notice of Termination, though, in the event of termination of employment by the Executive, the Company may set an earlier date following the date of receipt of the Notice of Termination as the Termination date).

         Section 6. Termination by the Executive.

         A.   The Company shall provide Executive with the benefits set forth in
Section 7 if the Executive terminates his employment for any reason at anytime following the Effective Date, provided appropriate Notice of Termination is provided to the Company.

         B. The Executive shall be required to give the Company a thirty (30) day written notice of his intent to resign and to terminate this Agreement.

         Section 7. Severance Benefits.

         A. In the event of the termination of Executive's employment by the Company with or without Cause, the Company shall pay the amounts and benefits described in this Section 7 to the Executive and these payments shall constitute liquidated damages and shall constitute full settlement of any claim under law or in equity that he might otherwise assert against the Company with regard to breach of this Agreement.

              (1.) Executive shall be entitled to payment of any unpaid portion of the Executive's base salary through the Term and to severance pay as follows;



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              (2.) The Company shall pay the Executive in accordance with the
         Company's normal payroll practices at the time of termination. The Company shall withhold from this and all other benefits payable under this Agreement all federal, state, city, county or other taxes as shall be required pursuant to any law or governmental regulation or ruling; and

              (3.) The Company shall cause to be nonforfeitable and vested in the Executive's name all Incentive Compensation Awards (including without limitation those awarded but unvested shares which are held in the Executive's account in the Old National Bancorp Restricted Stock Plan, including the shares awarded to the Executive but not yet earned in the year in which the Executive's employment is terminated). In the event the Old National Bancorp Restricted Stock Plan does not allow the Company to treat such Restricted Stock Awards as nonforfeitable and/or vested, the Company shall pay the Executive an amount of cash compensation which is equivalent to the value of the Restricted Stock that otherwise would have been payable to the Executive without those Plan restrictions.

              (4.) The Company shall pay to the Executive in a lump sum single cash payment of all the amounts the Executive is entitled to receive under the Company's Short Term Incentive Plan ("STIP") that are earned but unpaid for the Company's fiscal year preceding the year of termination and also for the year in which the Executive's employment is terminated. For purposes of determining the STIP amount to be paid to the Executive for the year in which Executive's employment is terminated, the Company will use the Executive's then current annualized salary multiplied by the greater of the following percentages:

                   (a) The Executive's STIP percentage paid for the prior plan year; or

                   (b) The Executive's projected STIP percentage as approved by the Company's Compensation Committee at the time of the Executive's "Termination Date".

              (5.) In the event that Executive's employment with Company is terminated, Executive shall receive a pro-rata share of any bonus under the STIP to which Executive was duly entitled pursuant to this Agreement.

              (6.) The Executive's benefit under the Target's Supplement Executive Retirement Plan and any successor plan shall become fully vested.

         B. Although the parties to this Agreement do not believe payments made pursuant to Section 7, hereof would constitute "parachute payments" under
Section 280G of the Internal Revenue Code of 1986, as amended, in the event that the Company receives a notice of deficiency or an opinion of


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counsel to the contrary, no payment shall be made to the Executive hereunder to the extent such payment would constitute a nondeductible "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or similar provisions then in effect. In the event of any question as to whether any payments otherwise due hereunder constitute excess parachute payments, the matter shall be determined jointly by the firm of certified public accountants regularly employed by the Company and the firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such accountants are unable to agree upon a resolution of the question, such matter shall be determined by an independent firm of certified public accountants selected by both firms of accountants.

         Section 8. Mitigation.

         The Executive shall not be required to mitigate the amount of any payments provided for in Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 7 be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.

         Section 9. Covenant Not to Solicit Company's Customers and Employees.

         A. The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Accordingly, while the Executive is employed by the Company, and at all locations for a period of one
(1) year after termination of the Executive's employment with the Company for any reason (whether with or without cause or whether by the Company or the Executive) or the expiration of the Term, the Executive shall not, directly or indirectly, or individually or jointly, (i) solicit in any manner, seek to obtain or service the business of any party which is a customer of the Company at the time of such termination or any party which was a former customer or a prospective customer of the Company during the one (1) year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Company to terminate, reduce, limit or change their business or relationship with the Company, or (iii) induce, request or attempt to influence any employee of the Company to terminate his employment with the Company.

         B. For purposes of this Agreement, the term "solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or equity, in any manner, to take or refrain from taking any action.

         Section 10. Covenant Not to Compete or be Employed by Competitors.



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         The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Executive also acknowledges and understands that prior to, during and after the Effective Date, Company and its affiliates have a significant customer base in the following locations: (i) Muncie, Indiana; (ii) Delaware County, Indiana and those counties contiguous to Delaware County, Indiana; (iii) numerous cities and counties throughout the State of Indiana; and (iv) counties in those states other than Indiana in which the Company or Company's affiliates are located or will be located or have offices. Accordingly, while the Executive is employed by the Company and within:

              (1.) Muncie, Indiana;

              (2.) Delaware County, Indiana, and counties contiguous to Delaware County, Indiana;

              (3.) the State of Indiana; and

              (4.) counties in states other than Indiana in which the Company or Company's affiliates are located or will be located or have offices.

for a period of one (1) year after termination of the Executive's employment with the Company for any reason (whether with or without cause, or whether by the Company or the Executive) or the expiration of the Term, the Executive shall not, directly or indirectly, or individually or jointly, as owner, shareholder, member, investor, partner, proprietor, principal, director, officer, employee, agent, representative, consultant or otherwise, engage in, assist another party in engaging in or provide services to any party engaging in any business, operation or venture that competes with the business of the Company as conducted at any time during the Executive's employment by the Company.

         Section 11. Confidentiality and Company Records.

         A. The Executive agrees not directly or indirectly to disclose, to any person, firm, company or corporation either while in the Company's employ or at any time thereafter, to any person, firm, company or corporation not employed by the Company, or not engaged to render service to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company's policies, plans, procedures, customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or Court order.



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         B.   The Executive agrees that all records and copies of the records pertaining to the financial affairs, operations, customers and business of the Company and their affiliates, subsidiaries and division, including, but not limited to, customer lists and trade secrets, that are made or received by the Executive in the course of his employment by the Company shall be the property of the Company, and agrees to keep such documents subject to the Company's custody and control and to surrender to the Company such of those documents as are still in his possession at the termination of his employment. The Executive agrees not to disclose or give possession of such documents or records to anyone except authorized representatives of the Company. The Executive further agrees to return to the Company, at the Company's Muncie office, any and all such documents or records and other property of the Company promptly upon termination of his employment.

         Section 12. Effect and Modification.

         This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof; provided that this Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits, and privileges to which the Executive may be entitled as an Executive of the Company under any retirement, pension, profit sharing, stock ownership, stock option, insurance, or hospital plan, or other plans, benefits, programs, and policies which may now be in effect or which may hereafter be adopted. It is understood that the Executive shall have the same rights and privileges to participate in such plans, benefits, programs, and policies as any other executive during his period of employment. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual sections herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by the Executive and the Company.

         Section 13. Non-Waiver.

         The failure or refusal of either party to enforce all or any part of, or the waiver by either party of any breach of this Agreement shall not be a waiver of that party's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

         Section 14. Governing Law

         This Agreement is being delivered in and shall be governed by the laws of the State of Indiana without respect to its conflict of laws provisions.

         Section 15. Notice


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         Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

         If to Executive:                            If to Company:

         James R. Schrecongost               Old National Bancorp
         201 North Timber Ridge Court        Post Office Box 718
         Muncie, Indiana 47304-5773          Evansville, Indiana 47705
                                             ATTENTION: Chief Executive Officer

         Section 16. Indemnification.

         The Company shall indemnify Executive for acts and omissions occurring while he is employed (and to any Company affiliate to which Executive has provided services during the Term of the Agreement) hereunder to the fullest extent permitted under the Articles of Incorporation and By-Laws of the Company.

         Section 17. Survival of Severance Provisions.

         The provisions of Sections 5(C), 7, 10, 11, 12 and 20 hereof shall survive the termination or expiration of this Agreement. Moreover, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         Section 18. Assignment.

         This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided herein. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, other than a transfer by his will or by the laws of dissent, and in the event of any attempted assignment or transfer contrary to this Section, Company shall have no liability to pay any amounts so attempted to be assigned or transferred. This Agreement may be assigned to a subsidiary of the Company. The Company shall guarantee obligations of such subsidiary hereunder.

         Section 19. Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or


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enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         Section 20. Termination of the ANB Employment Agreement. (a) The Target and the Executive agree that the ANB Employment Agreement shall be automatically terminated in its entirety (without the need for any further action, writing or notice by the Target, the Company or the Executive) immediately following the Effective Time and that following the Effective Time, the Target, the Company and the Executive shall not have any obligation under the ANB Employment Agreement. In the event that the Merger Agreement is terminated as provided therein, then this Agreement shall also automatically terminate as of the same time that the Merger Agreement has been terminated.

         (b) The termination of the ANB Employment Agreement pursuant hereto shall not be deemed a termination by the Target, the Company or the Executive of the Executive's employment under the ANB Employment Agreement for a reason other than death, retirement or Cause (as defined in the ANB Employment Agreement), a termination by the Executive of the Executive's employment under the ANB Employment Agreement for an Unreasonable Cause (as defined in the ANB Employment Agreement) or otherwise. Accordingly, the Executive hereby waives any right to payment or benefits under the ANB Employment Agreement upon termination of such agreement as provided in this Section 20.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE

/s/ JAMES R. SCHRECONGOST
--------------------------------
James R. Schrecongost

OLD NATIONAL BANCORP

/s/ JAMES A. RISINGER
--------------------------------
James A. Risinger, Chairman and
Chief Executive Officer